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                                                                   Exhibit 23.1


         Report on Financial Statement Schedule and Consent of KPMG LLP


The Board of Directors
Blue Martini Software, Inc.:

The audits referred to in our report dated January 22, 2002, included the related financial statement schedule as of December 31, 1999, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, included in Item 14(a)2 of the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-42388, 333-55374, and 333-82928) on Form S-8 of Blue Martini Software, Inc. of our report dated January 22, 2002, relating to the consolidated balance sheets of Blue Martini Software, Inc. and subsidiaries as of December 31, 2000, and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears elsewhere herein.

                                                     /s/KPMG LLP


Mountain View, California
March 27, 2002